Exhibit 10.13


                              AMENDMENT TO LEASE

     THIS AMENDMENT TO LEASE (the "Amendment") is entered into as of the Effective Date (hereinafter defined) by and between LEPERCQ CORPORATE INCOME FUND, L.P., a Delaware limited partnership ("Landlord") and FIRSTPLUS FINANCIAL GROUP, INC., a Nevada Corporation ("Tenant").

     A. Landlord and Tenant have entered into that certain Lease dated September 4, 1997 covering the Premises located at 1600 Viceroy Drive in Dallas, Texas as more particularly described therein, as amended by certain letter agreements (collectively, the "Letter Agreements") executed by both Landlord and Tenant prior to the date hereof (as so amended, the "Lease"). Defined terms used herein shall have the meaning set forth for such terms in the Lease unless otherwise defined herein.

     B. Tenant has requested a reduction in Fixed Rent for the Temporary Period (hereinafter defined) and certain other modifications of the Lease and Landlord has agreed thereto upon and subject to the terms and conditions hereinafter set forth.

     C. In the event that the Conditions Precedent (hereinafter defined) are timely satisfied, Landlord and Tenant have agreed to a reduction in the Term of the Lease to June 30, 2000 upon and subject to the terms and conditions hereinafter set forth.

     THEREFORE, for and in consideration of the foregoing premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

     1. The Lease. Tenant hereby reaffirms the Lease and acknowledges that (i) the Lease represents the valid and binding obligation of Tenant, enforceable in accordance with its terms, and is not subject to offsets, claims, counterclaims or demands of any nature, (ii) Landlord is not in default under the Lease, and
(iii) in the absence of this Amendment, Fixed Rent would be due and payable under the Lease in the amount of $268,632 per month beginning January 1, 2000 and increasing thereafter as specified in the Lease until the Expiration Date of August 31, 2012. Landlord hereby acknowledges that, as of the Effective Date, to Landlord's knowledge no Event of Default exists and is continuing under the Lease that will not be cured if Tenant performs all of its obligations under this Lease Amendment and satisfies the Conditions Precedent set forth in this Lease Amendment. Landlord hereby further acknowledges that, as of the Effective Date, Tenant's wholly owned subsidiary, Western Interstate Bancorp ("WIB") operates, inter alia, a loan servicing business (the "Servicing Business") at the Premises. WIB has no rights under the Lease; it must vacate the Premises as and when Tenant is required to relinquish or surrender possession of the Premises under the Lease, as amended hereby; and WIB's use of the Premises is subject, subordinate and inferior to the Lease.

     2. Rent Deferral/Reduction. Beginning on the Effective Date (hereinafter defined), and ending on the earlier of June 30, 2000 or the Default Date (hereinafter defined) (the "Temporary Period"), a portion of the Fixed Rent due under the Lease for the Temporary Period shall be deferred at the rate of $100,132 per month (the "Deferred Rent"), with the remaining balance of $168,500 per month being due and payable on the first day of each month. Upon expiration of the Temporary Period (unless the Conditions Precedent are timely satisfied so that the Term of the Lease ends on June 30, 2000), Fixed Rent shall revert to the amounts set forth in Section 3 of the Lease; provided, however, that from and after the last day of the Temporary Period, rents and other sums collected by Landlord from other tenants (if applicable) shall be applied pursuant to
Section 12.3(b) of the Lease. If the first or last day of the Temporary Period is not on the first or last day of the calendar month, as applicable, the Fixed Rent for such month shall be prorated to take into account the varying rental rates applicable during such month. If the Conditions Precedent are timely satisfied, Tenant shall have no obligation to pay the Deferred Rent and any other obligations accruing under the Lease after June 30, 2000 which obligations, without this Lease Amendment, would otherwise continue until August 31, 2012. If the Conditions Precedent are not timely satisfied, the Deferred Rent shall be due and payable in full on the earlier of the Default Date or June 30, 2000. In the event WIB or the Servicing Business is sold or


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transferred prior to the expiration of the Temporary Period, all amounts payable during the Temporary Period, including, without limitation, the monthly payments of $168,500 per month and the quarterly estimates of ad valorem taxes, shall become immediately due and payable in full on the date of such sale or transfer. Provided such amounts are paid on the date of such sale or transfer, such amounts may be discounted to their present value from the dates they would otherwise have become due and payable to the date of such sale or transfer at the discount rate of 5% per annum.

     3. Relinquished Space. On the Relinquishment Date (hereinafter defined), Tenant shall deliver to Landlord possession of the following space in the Premises (the "Relinquished Space"): all of the lower lobbies below Floor 1, all of Floors 4, 5, 6 and 8, all of Floor 1 except the area cross-hatched on Exhibit A hereto (the "Floor 1 Retained Area") and, at Landlord's option as hereinafter provided, all of Floor 7. The Relinquished Space shall be delivered in the condition required by the Lease. The "Relinquishment Date" shall mean the earlier of (x) thirty days after written notice from Landlord, which may be given at any time after Landlord signs a lease with another tenant for space in the Premises (and may be given subsequently for Floor 7) or (y) June 30, 2000. Landlord shall have the right, but not the obligation to lease all or part of the Relinquished Space to tenants. Except as set forth in Section 7 below (entitled "Operating Expenses"), no such relinquishment of space in the Premises by Tenant and no occupancy by tenants or leases of such space in the Premises relinquished by Tenant shall operate to reduce Fixed Rent or any other amounts due under the Lease as amended hereby. All Rent shall continue to be paid when due without abatement, deduction or offset of any nature whatsoever. Landlord anticipates retaining a third party property manager to manage the Premises for the benefit of Tenant, Landlord and other tenants, if any, without cost to Tenant. Tenant agrees to allow such third party manager to utilize a reasonable mutually agreed upon space within the Floor 1 Retained Area.

     4. Floor 7. Landlord may elect to include Floor 7 in the Relinquished Space by written notice to Tenant, in which event Tenant shall deliver to Landlord possession of all of Floor 7 by 3:00 p.m. on the applicable Relinquishment Date. If Floor 7 is relinquished to Landlord on or before June 30, 2000 in accordance with the terms hereof pursuant to the preceding sentence, (a) the amount due June 30, 2000 for ad valorem taxes pursuant to Section 8 below shall be reduced by the sum of $150,000 and, if such tax amount is less than $150,000, the difference shall be refunded to Tenant on or before July 15, 2000 provided no Event of Default (hereinafter defined) then exists, and (b) the Ratio Amount of the Certificate described in Section 10 below shall be $3,800,000.

     5. Parking. Contemporaneously with delivery of possession of Relinquished Space to Landlord, Tenant shall deliver to Landlord possession of all parking areas on the Premises except Level 2 of the 1600 Viceroy parking garage. Landlord will endeavor to accommodate Tenant's overflow parking needs, if any, on the surface parking lot at 1601 Viceroy.

     6. Possession. Any and all space in the Premises which has not been relinquished to Landlord as of June 30, 2000 shall be unconditionally delivered to Landlord on June 30, 2000 in the condition required by the Lease. Tenant shall cooperate with Landlord to effect an orderly transfer of utility services to Landlord as of June 30, 2000. Vacation of the Premises and delivery of possession to Landlord shall not operate to relieve Tenant of any liability under the Lease as amended hereby. Tenant shall remain fully liable for payment of Fixed Rent, Additional Rent and all other amounts due under the Lease for the remainder of the Term of the Lease, as modified hereby, subject to the provisions of Section 12.3 of the Lease. The only modifications of the Term of the Lease are (a) the reduction to September 1, 2011 pursuant to Section 9 below and (b) if the Conditions Precedent have been timely satisfied, the reduction to June 30, 2000 pursuant to Section 15 below, and no other modifications of the Term of the Lease shall be implied. However, Tenant hereby confirms that under all circumstances, Tenant's right of possession of the Premises shall terminate and Landlord shall be entitled to possession of the entire Premises no later than June 30, 2000. Landlord, at its option, may at any time file an action for forcible entry and detainer requiring Tenant to vacate the Premises on June 30, 2000; and on demand from Landlord at any time after such filing, Tenant and WIB shall execute and deliver to Landlord an Agreed Judgment for possession in the form of Exhibit D hereto dated as of the date of demand by Landlord.

     7. Operating Expenses. If, as and to the extent that one or more other tenants occupy any Relinquished Space during the Temporary Period, (i) the Additional Rent due under the Lease shall be reduced by the ad


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valorem taxes attributable to the leaseable square footage so occupied and (ii)
Tenant shall be entitled to pro rata reimbursement in accordance with the terms hereof for normal operating expenses of the Premises paid by Tenant to unaffiliated third parties attributable to the leasable square footage so occupied, as reasonably estimated by Landlord in a written notice to Tenant. Such reimbursement shall be made to Tenant by or on behalf of Landlord within 30 days after receipt by Landlord of paid invoices and such additional evidence as may be reasonably requested by Landlord to confirm the amount of such reimbursement.

     8. Taxes.

          (a) 1999. On the earlier of the Effective Date or January 11, 2000, Tenant shall deliver to Landlord receipts evidencing payment of all 1999 ad valorem taxes with respect to the Premises and the personal property located thereon.

          (b) Quarterly Estimates. On each of March 31, 2000 and June 30, 2000, Tenant shall pay to Landlord one-fourth of the estimated 2000 ad valorem taxes for the Premises (as reasonably estimated by Landlord), to be applied by Landlord in accordance with Section 3.6 of the Lease. If any of the Relinquished Space is occupied by other tenants, such payments shall be reduced pro rata based on the leaseable square footage occupied by such tenant(s) for the period so occupied.

          (c) Reconciliation. Within 30 days after written notice from Landlord or Tenant of the actual amount 2000 ad valorem taxes for the Premises, Tenant shall pay to Landlord the amount of any underpayment (if applicable) or, provided no Event of Default exists hereunder, Landlord shall reimburse Tenant for the amount of any overpayment (if applicable). Such underpayment or overpayment shall be determined based upon actual taxes for January 1, 2000 through June 30, 2000, taking into account any applicable reduction due to occupancy by other tenants as set forth in Section 7 above.

     9. Letter of Credit and One Year Reduction. Landlord hereby agrees that the Term of the Lease shall be reduced to August 31, 2011 provided that all proceeds of the Letter of Credit are permanently paid to Landlord as set forth below. To the extent Landlord has not already done so, Landlord shall draw the entire remaining balance of the $3,223,584 Letter of Credit issued by Bank One, Texas, N.A. or any substitutions therefor (collectively, the "Letter of Credit") on the Effective Date or at any time thereafter and apply the proceeds thereof to the following: to payment of the legal and other expenses of Landlord incurred in connection with the preparation of this Amendment; to payment of any unpaid Reduction and accrued interest thereon set forth in the Letter Agreements; and the balance as payment of agreed compensation and consideration to Landlord for the reduction in the Term of the Lease described herein and the other agreements of Landlord set forth herein (collectively, the "Landlord Agreements"), including, without limitation, if the Conditions Precedent are satisfied, as liquidated damages in full satisfaction for the shortening of the Term of the Lease to June 30, 2000 pursuant to the terms hereof and the termination of the obligations of Tenant accruing under the Lease after June 30, 2000, which obligations, without this Amendment, would otherwise continue until August 31, 2012. Tenant hereby acknowledges and stipulates that the actual value of the Landlord Agreements would be difficult to ascertain. The amount of Letter of Credit proceeds applied by Landlord as compensation for the reduction of the Lease Term and other agreements set forth herein, plus the Certificate hereinafter described, are referred to as the "Amendment Fee". Tenant hereby conclusively stipulates that the Amendment Fee represents fair, reasonable and adequate fair market compensation for the reduction in the Term of the Lease and other agreements set forth herein.

     10. Certificate and Other Documents.

          (a) Certificate. On or before June 30, 2000, or, if later, within fifteen (15) days after the "effective date" of a plan of reorganization confirmed in the bankruptcy proceeding of FirstPlus Financial, Inc. (the "Plan"), but in no event later than August 31, 2000, as part of the Amendment Fee, Tenant shall cause to be executed and delivered to Lender a certificate (the "Certificate") in the amount of $3,800,000 (or $3,650,000 if Floor 7 is not included by Landlord in the Relinquished Space prior to June 30, 2000 pursuant to Section 4 above) (the "Ratio Amount"). The Certificate shall evidence an undivided interest in FirstPlus Financial Group, Inc.'s allowed intercompany claim against FirstPlus Financial, Inc. equal to


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     such intercompany claim multiplied by the ratio of (x) the Ratio Amount to
     (y) the total amount of FirstPlus Financial Group, Inc.'s allowed intercompany claim. The Certificate will entitle its holder to recover on account of the undivided interest in such intercompany claim the simple interest of 8.5% per annum payable on such intercompany claim. If the Certificate is timely delivered, accepted and retained by Landlord, and the Conditions Precedent are not satisfied, then the present fair market value of the Certificate at the time of such delivery and acceptance would be credited against Tenant's remaining obligations under the Lease.

          (b) Release. Contemporaneously with the execution and delivery of this Amendment, Tenant shall deliver or cause to be delivered to Landlord general releases of claims (the "Releases") in the form of Exhibit C-1 and C-2, duly executed by Tenant, Western Interstate Bancorp (C-1) and FirstPlus Financial, Inc. ("FFI") (C-2), dated as of the Effective Date.

          (c) Indemnity. In the event that the Release is not executed by FFI contemporaneously with the execution and delivery of this Amendment, Tenant shall proceed diligently and use best efforts to obtain execution of the Release by FFI on or before June 30, 2000. In addition, Tenant hereby indemnifies and holds harmless Landlord, its partners, agents, representatives, successors and assigns (collectively, the "Indemnified Parties") from and against any and all losses, liabilities, obligations, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Indemnified Parties in connection with any investigative, administrative, judicial or other proceeding commenced or threatened (collectively, the "Claims"), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner arising out of or in connection with any Claim asserted or threatened against any Indemnified Party by or on behalf of FFI, its successors or assigns (collectively, the "FFI Parties") of any nature whatsoever, known or unknown, direct or contingent, asserted or unasserted, arising in whole or in part on or before the Effective Date, including, without limitation, any Claim arising under Chapter 5 of the Bankruptcy Code (collectively, the "Indemnified Liabilities"). To the extent, if any, that the undertaking to indemnify and hold harmless set forth in this Amendment may be unenforceable in whole or in part because it violates any law or public policy, Tenant shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by any Indemnified Party.

          (d) Payment as Incurred. The fees and disbursements of counsel for Indemnified Parties and all other costs incurred by Indemnified Parties required to be paid by Tenant under this indemnity shall be paid as incurred within fifteen (15) business days after receipt of statements therefor.

          (e) Survival. The obligations of Tenant under the foregoing indemnity shall survive any termination of the Lease provided however, such Indemnity shall terminate as to liabilities and obligations accruing after (but not those accruing before) delivery to Landlord of a release from FF1 in the form of Exhibit C-2 or a final, nonappealable order of a court of competent jurisdiction releasing the Indemnified Parties from all Claims of the FFI Parties.

     11. Fixtures. Tenant hereby confirms that the security system, wiring, card readers and monitors installed by Tenant in the Premises are fixtures and constitute the property of Landlord and are not subject to removal by Tenant.

     12. Signage. Landlord shall have the right to remove any of Tenant's exterior signage and permit substitution of signage by other tenants, if any. Notwithstanding the foregoing, so long as Tenant has the right to possession of any of the Premises, Landlord will permit Tenant to retain monument signage at the 1600 Viceroy parking garage location, such signage to be mutually and reasonably satisfactory to Landlord and Tenant.

     13. Certain Equipment Leases. Contemporaneously with the execution and delivery hereof, Tenant shall deliver to Landlord true and complete copies of the leases covering the generator and the UPS system and the telephone system installed in the Premises and any and all amendments thereto (collectively, the "Equipment Leases"). Tenant shall keep the Equipment Leases in full force and effect and free from default through


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June 30, 2000. Tenant shall not modify the Equipment Leases without the prior written consent of Landlord. Upon request of Landlord, Tenant shall execute an assignment of one or more of the Equipment Leases in form and content reasonably acceptable to Landlord, effective as of June 30, 2000, subject to any required consents of the lessor(s) thereunder. Tenant shall use its best efforts to negotiate reduced buyouts of the equipment subject to the Equipment Leases effective as of June 30, 2000 to allow the acquisition and transfer of such equipment to Landlord or its designee(s) on favorable terms. If Landlord is satisfied with the terms of any buyout (in Landlord's sole discretion) and elects to have the buyout consummated and to have the equipment transferred to Landlord or its designee, Landlord will credit against the principal amount of the Certificate, the difference between the higher buyout price required under the express terms of the applicable Equipment Lease and the reduced buyout price negotiated by Tenant.

     14. Furniture. Subject to any prior rights in favor of FirstPlus Financial, Inc., Tenant shall use its best efforts to cause its subsidiary, Western Interstate Bancorp ("WIB") to give Landlord or its designee(s) the right to purchase on June 30, 2000, all furniture located at the Premises as of the Effective Date which is owned by WIB at its original cost, unless an unaffiliated third party buyer of all of WIB's stock or of all or substantially all of WIB's assets requires that such furniture be retained by WIB or transferred to such buyer pursuant to such buyer's purchase of WIB's stock or assets.

     15. Conditions Precedent to Reduced Term. In the event that each of the following conditions precedent (collectively, the "Conditions Precedent") shall be timely satisfied, the Term of the Lease shall end on June 30, 2000:

          (a) No Event of Default shall have occurred under the Lease as amended hereby after the Effective Date.

          (b) Landlord shall have obtained peaceable possession of the entire Premises on or before June 30, 2000 in the condition required by the Lease.

          (c) Tenant shall have complied with each of the other covenants and obligations of Tenant set forth in this Amendment, including, without limitation, timely delivery of the Agreed Judgment described in Section 6 hereof.

          (d) No actions shall have been taken to hinder or delay Landlord's drawings on the Letter of Credit or retention of the entire proceeds of the Letter of Credit or any Rent or other sums paid or property delivered to Landlord with respect to the Lease.

          (e) No monetary default no longer subject to cure shall have occurred under any of the Equipment Leases prior to June 30, 2000 and no non-monetary default shall have occurred thereunder beyond the expiration of the cure period applicable thereunder, if any.

In the event that any one or more Conditions Precedent shall not be timely satisfied, the Term of the Lease shall remain unmodified except to the extent of the reduction to August 31, 2011 set forth in Section 9 above, but Tenant's right of possession of the Premises shall nevertheless terminate no later than June 30, 2000 as provided herein.

     16. Default. "Default Date" shall mean the date of occurrence of any one or more of the following (each an "Event of Default"): (i) failure of Tenant to pay or perform any of its obligations under this Amendment when due; (ii) the occurrence of an Event of Default under the Lease, as modified by this Amendment; and/or (iii) the occurrence of any event which would cause a failure of any Condition Precedent to be satisfied. Failure of Tenant to timely comply with any of its covenants or other obligations under this Amendment shall constitute an Event of Default under the Lease. Upon the occurrence of an Event of Default under the Lease, Tenant's right to possession of the Premises shall immediately and without notice terminate but the Lease shall not terminate unless and until Landlord expressly elects by written notice to Tenant to terminate the Lease. Landlord shall be entitled to each of the remedies provided for in the Lease with respect to an Event of Default.

     17. Brokers. Tenant hereby represents and warrants to Landlord that it has not dealt with any broker in connection with this Amendment, and that insofar as Tenant knows, no other broker negotiated or participated


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in the negotiations of this Amendment, or is entitled to any commission in connection therewith. Tenant hereby agrees to indemnify, save and hold Landlord harmless from and against any and all claims or demands made upon Landlord for any commissions, fees or other compensation by any broker, agent or salesman which has dealt with Tenant in connection with this Amendment. The provisions of this paragraph shall survive the expiration or any earlier termination of the Lease.

     18. Additional Amendments. The Lease is hereby amended to delete the following provisions in their entirety: Section 2(d) of Article A (entitled "Extension Options"); Article 23 (entitled "Right of First Refusal"); and
Section 5.4 (which pertains to alterations of the Premises).

     19. Holding Over. Section 16.1 of the Lease, second line, is hereby amended to insert the following before the word "quit"; "or termination of Tenant's right to possession of all or part of the Premises". Section 16.3 of the Lease is hereby amended as follows: (1) insert the following at the end of the first sentence and again after the word Lease in the 12th line; "or termination of Tenant's right to possession of all or part of the Premises"; (2) replace the words "tenancy from month to month" with "tenancy from day to day"; and (3) replace the words "one and one-half (1 1/2%) times" with "two times". In addition to the other amounts due under the Lease, Tenant hereby agrees to pay to Landlord on demand all damages, consequential as well as direct, sustained by Landlord as a result of Tenant's holding over or failure to deliver possession of the Premises or any part thereof as, when, and in the condition required by the Lease. The provisions of this paragraph shall not in any way exclude Landlord's right of re-entry or any other right under the Lease or this Amendment.

     20. Tenant Certification. Tenant hereby represents and warrants to Landlord that there are no written subleases or other occupancy agreements with respect to the Property and no parties in possession with any rights that would not be subject, subordinate and inferior to the terms of the Lease, as amended hereby. The Lease, as amended hereby, is hereby ratified and confirmed and shall continue in full force and effect.

     21. Tenant's Authority. Tenant hereby warrants and represents that it has the requisite power, authority and ability to enter into this Amendment and to fully perform all obligations of Tenant hereunder. This Amendment has been duly authorized by all necessary action on the part of Tenant, has been duly executed and delivered by Tenant, constitutes the valid and binding agreement of Tenant and is enforceable in accordance with its terms. The execution and delivery of, and the performance by Tenant of its obligations under this Amendment do not and will not contravene, or constitute a default under, any provision of applicable law or regulations, Tenant's organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Tenant.

     22. Landlord's Authority. Landlord hereby warrants and represents that it has the requisite power, authority and ability to enter into this Amendment and to fully perform all obligations of Landlord hereunder. This Amendment has been duly authorized by all necessary action on the part of Landlord, has been duly executed and delivered by Landlord, constitutes the valid and binding agreement of Landlord and is enforceable in accordance with its terms. The execution and delivery of, and the performance by Landlord of its obligations under this Amendment do not and will not contravene, or constitute a default under, any provision of applicable law or regulations, Landlord's organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Landlord.

     23. Miscellaneous. This Amendment and the Lease constitute the entire agreement of parties with respect to the subject matter hereof and may be amended only in writing, executed by the party against whom such amendment is asserted. Except as modified by the express terms of this Amendment, the Lease shall remain in full force and effect as originally executed and delivered. This Amendment may be executed in counterparts, each of which shall be fully effective as an original and which together shall constitute a single instrument. If any provision of this Amendment is invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make such provision valid and enforceable, and the remainder of this Amendment shall not be affected thereby, but rather, the same shall be enforced to the greatest extent permitted by law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and legal representatives. Time is of the essence


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of this Amendment. All references herein to "other tenants" shall mean tenants who have signed independent leases with Landlord.

     24. Exhibits. The following Exhibits are attached hereto and incorporated herein:

         Exhibit A -- Floor I Retained Area
         Exhibit B -- Agreed Judgment
         Exhibit C-1 -- Release by Tenant and WIB
         Exhibit C-2 -- Release by FFI

     25. Effective Date. Submission of drafts of this Amendment for review shall not be construed as an agreement of Landlord to enter into this Amendment. Any such agreement shall be established only by delivery of an executed original counterpart of this Amendment by Landlord. "Effective Date" shall mean the date that this Amendment has been fully executed and unconditionally delivered by both Landlord and Tenant.

     EXECUTED effective as of the Effective Date set forth above.

                                     LANDLORD:

                                     LEPERCQ CORPORATE INCOME FUND, L.P., a
                                     Delaware limited partnership

                                     By: Lex GP-1, Inc., its general partner

                                       By:
                                           ------------------------------------

                                       Name:
                                             ----------------------------------

                                       Title:
                                              ---------------------------------

                                     Date signed by Landlord:
                                                              -----------------

                                     TENANT:

                                     FIRSTPLUS FINANCIAL GROUP, INC., a
                                     Nevada corporation

                                     By: /s/ Eric C. Green
                                         --------------------------------------

                                     Name: Eric C. Green
                                           ------------------------------------

                                     Title: President
                                            -----------------------------------

                                     Date signed by Tenant: 12/30/99
                                                            -------------------

     Western Interstate Bancorp is executing this Lease Amendment solely for the purpose of acknowledging and agreeing to the matters set forth in the last sentence of paragraph 1 and the last two sentences of Paragraph 6. It has not assumed the Lease by its execution of this Amendment.

                                     WESTERN INTERSTATE BANCORP

                                     By: /s/ Eric C. Green
                                         --------------------------------------

                                     Name: Eric C. Green
                                           ------------------------------------

                                     Title: President
                                            -----------------------------------

                                     Date signed: 12/30/99
                                                  -----------------------------


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